Exhibit 99.1

Media

Dan Greenfield

EarthLink

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK REPORTS FIRST QUARTER EARNINGS

Increases full year revenue expectations

ATLANTA, APRIL 20, 2006– EarthLink, Inc. (NASDAQ: ELNK), the nation’s next generation Internet service provider (ISP), today announced financial results for its first quarter ending March 31, 2006. Highlights for the quarter include:

•                  Net income of $16.4 million, or $0.12 per share

•                  Income from operations of $19.7 million

•                  Adjusted EBITDA (a non-GAAP measure) of $29.4 million

•                  Free cash flow (a non-GAAP measure) of $21.5 million

“Our traditional Internet access business is as robust as ever and continues to generate the cash needed to make the transition from ISP to total communications provider,” said Garry Betty, EarthLink’s chief executive officer. “Beyond our financial performance, we made great strides with our voice and municipal Wi-Fi initiatives during the quarter.”

Betty noted, “In the voice arena, no other major ISP offers as many Internet voice solutions — especially with the launch of our MindSpring softphone and our plans to offer line powered voice access in eight additional markets. By winning bids in Philadelphia, Anaheim and Milpitas, CA, and now San Francisco, we have clearly established ourselves as a leader in the movement to unwire cities with affordable Wi-Fi service.”

Operating and Financial Results

Subscribers

During the first quarter of 2006, EarthLink continued to grow its broadband and value dial-up services. EarthLink maintained its position as the fastest-growing value narrowband ISP by adding 125,000 net PeoplePC Online subscribers and strengthened its position as a leading non-facilities based broadband provider by adding 85,000 net broadband and voice subscribers in the quarter. EarthLink continued to manage the decline of its premium narrowband subscriber base, which decreased by 179,000 net customers during the quarter.

EarthLink ended the first quarter with 1.4 million PeoplePC Online subscribers, 2.1 million premium narrowband subscribers, 1.7 million broadband subscribers and 123,000 web hosting accounts.

Overall, the average monthly churn rate was 4.6 percent during the first quarter, compared to 4.7 percent in the first quarter of 2005 and 4.4 percent in the fourth quarter of 2005.

Revenues and Gross Margins

Broadband revenues were $115.5 million, an increase of 6.0 percent over the prior year, resulting from the growth in broadband subscribers partially offset by an increase in introductory price promotions, a decline in DSL pricing, and a shift in mix to lower revenue cable and wholesale customers. Web hosting, advertising and other value-added services revenues were $29.6 million, an 18.4 percent improvement compared to the prior year quarter, driven primarily by increases in search-related advertising revenues and ancillary services revenues, such as Internet Call Waiting and security-related services. Narrowband revenues were $164.6 million, a decrease of 18.0 percent compared to the prior year quarter. Narrowband revenues for the quarter reflect a decline in average narrowband subscribers, a shift in the customer mix to lower revenue PeoplePC Online subscribers, and the transfer of EarthLink wireless subscribers (previously reported under narrowband revenues) to the HELIO wireless joint venture at the end of the first quarter of 2005. For the quarter, total revenues were $309.7 million, a 7.5 percent decrease from the first quarter of 2005.

Gross margins (total revenues less cost of revenue) were $218.2 million for the first quarter of 2006, a decrease of 7.6 percent from the first quarter of 2005, driven primarily by lower revenues. Gross margins were 70.5 percent of total revenues during the first quarter of 2006, a slight decrease from 70.6 percent during the prior year quarter. The decrease in gross margins as a percent of total revenues was due to the continued shift in the customer mix to lower margin broadband subscribers.

Profitability

For the first quarter of 2006, adjusted EBITDA (a non-GAAP measure) was $29.4 million, a 42.1 percent decrease compared to the first quarter of 2005.  This decline was a result of the $18.0 million decrease in gross margins noted above, coupled with incremental operating expense and sales and marketing spending and $3.7 million of stock-based compensation expense in the quarter related to the adoption of Statement of Financial Accounting Standard No. 123 (R) on January 1, 2006. Specifically, while overall operating and sales and marketing expense of $196.6 million was consistent with the prior year first quarter, the first quarter of 2006 included $16.3 million of incremental spending for voice and municipal Wi-Fi deployment.  EarthLink expects these expenditures will result in subscriber, revenue and profitability growth in future periods.

Net income for the quarter was $16.4 million, or $0.12 per share, compared to $33.3 million, or $0.22 per share, in the prior year quarter. The decrease in net income was primarily attributable to the following:

•                  $21.4 million decrease in adjusted EBITDA, and

•                  $7.3 million increase in losses from equity affiliate related to the HELIO wireless joint venture.

These items were partially offset by the following:

•                  $5.2 million decrease in income tax expense as a result of no income tax expense in the first quarter of 2006 (due to the expectation of no taxable income for the full year 2006),

•                  $1.3 million increase in interest income and other, net, related to interest earned on investments in marketable securities,

•                  $2.0 million decrease in depreciation due primarily to declines in capital expenditures over the past three years,

•                  $1.7 million decrease in acquisition-related amortization attributable to subscriber base assets becoming fully amortized, and

•                  $0.9 million loss on investments in other companies during the first quarter of 2005.

Balance Sheet and Cash Flow

In the first quarter of 2006, EarthLink generated $21.5 million in free cash flow (a non-GAAP measure), a 38.0 percent decrease from the first quarter of 2005. This decline was primarily related to the decrease in adjusted EBITDA during the first quarter of 2006 compared to the first quarter of 2005, partially offset by a $4.3 million decrease in cash used for capital expenditures and a $3.9 million decrease in cash used to acquire subscriber bases from other ISPs.

During the quarter, EarthLink invested $50.0 million in Covad to expand the deployment of line-powered voice service and invested $39.5 million of cash in the HELIO wireless joint venture.

EarthLink’s cash and marketable securities were $352.8 million as of March 31, 2006, representing a $69.4 million decrease from the fourth quarter of 2005.

Other Highlights

Consistent with the company’s strategic goals to become a total communications provider, EarthLink made further strides in the quarter with its Voice over Internet Protocol (VoIP) and municipal Wi-Fi initiatives.

During the quarter, EarthLink continued the marketing of its DSL and Home Phone Service using Covad’s line-powered voice access in Dallas, Seattle, San Francisco and San Jose. This innovative service allows customers to sign up for a bundle of local and long distance phone service and 8.0 mbps high-speed Internet access using their existing phones, wiring and computer equipment. Like traditional phone service, EarthLink’s voice services will operate during a power outage, support enhanced 911 calling and offer custom calling features. Additionally, during the quarter, EarthLink invested $50.0 million in Covad to fund the network build-out of DSL and Home Phone Service access in up to eight additional cities by the end of 2006. These cities may include Atlanta, Chicago, Los Angeles, Miami, New York City, Philadelphia, San Diego and Washington, D.C.

EarthLink also launched its MindSpring softphone client that combines Internet voice and instant messaging on a consumer’s PC. This service allows users to have one identity for e-mail, instant messaging and phone calls over the Internet. PC-to-PC calls are free, and customers can also dial traditional telephone users at the reduced rate of $.02 per minute.

In the municipal Wi-Fi arena, EarthLink continued to extend its position as a market leader. During the first quarter, EarthLink was selected by the city of Milpitas, CA to build an approximately 6.5-square-mile Wi-Fi mesh network. EarthLink and Google jointly submitted a ‘Request For Proposal’ (RFP) to the city of San Francisco to build a wireless municipal network. Subsequently, in April 2006, the San Francisco TechConnect Committee selected the proposal, and EarthLink is entering into negotiations to reach a contract with the city of San Francisco.

Finally in the quarter, EarthLink extended its commercial agreement with BellSouth to provide Digital Line Subscriber (DSL) service to customers in BellSouth’s coverage area through the end of 2008.

Non-GAAP Measures

Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, loss on investments in other companies, and facility exit and restructuring costs.

Free cash flow is defined as income from operations before facility exit and restructuring costs and depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles. Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

These statements are forward-looking, and actual results may differ materially. See comments under “Cautionary Information Regarding Forward-Looking Statements” below. EarthLink undertakes no obligation to update these statements.

As a result of completing the New Edge Networks acquisition on April 13, 2006 and revising its voice product launch schedule, EarthLink is updating its previously issued guidance for the full year and issuing guidance for the second quarter.

For the full year, EarthLink now expects net subscriber additions of 50,000 and 75,000. Revenues are expected to be $1.33 billion to $1.38 billion, Adjusted EBITDA is expected to be $120.0 million to $140.0 million, and net income is expected to be a loss of $40.0 million to break-even. EarthLink continues to expect its proportionate share of the losses of the HELIO wireless joint venture to be $90.0 million to $110.0 million. Additionally, the company continues to expect total capital expenditures for the year to be $80.0 million to $100.0 million.

For the second quarter of 2006, EarthLink expects to report a range of no net change in subscribers to a net increase of 25,000. Revenues for the quarter are expected to be $330.0 million to $335.0 million. Adjusted EBITDA is expected to be $30.0 million to $35.0 million, and net income is expected to be break-even to $5.0 million, including an expected equity method loss of $20.0 million attributable to EarthLink’s proportionate share of the losses of the HELIO wireless joint venture.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on April 20, 2006 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time. Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-IRHome ..

A taped replay will be available beginning at 11:30 a.m. EDT on April 20, 2006 through midnight on April 27, 2006 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 7848243.

The Webcast of this call will be archived on our site at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-audioArchives ..

About EarthLink

“EarthLink. We revolve around you™.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may be unable to successfully enhance existing or develop and offer new products and services in a cost-effective or timely manner to meet customer demand in the rapidly evolving market for Internet, wireless and IP-based communications services, including new products and services offered in connection with our voice and municipal broadband network initiatives; (2) that we may not realize the benefits we are seeking from our investments in the HELIO joint venture or our other investment activities, as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services which would adversely impact average revenue per user; (5) that we may experience significant fluctuations in our operating results and rate of growth and may not be profitable in the future; (6) that we may not be successful in making and integrating acquisitions and investments into our business, which could result in operating difficulties; (7) that the continued decline of our narrowband revenues would adversely affect us; (8) that we may not be able to successfully execute our broadband strategy which could materially and adversely affect our subscriber growth rates, future overall revenues and profitability; (9) that we may be unable to maintain or increase our customer levels if integrated local exchange carriers and cable companies do not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable in the broadband market, especially as a result of the U.S. Supreme Court ruling and FCC order concerning wholesale broadband access; (10) that our commercial and alliance arrangements, including marketing arrangements with Sprint and Dell, may be terminated or may not be as beneficial to us as we anticipate;  (11) that the market for VoIP services may not develop as anticipated; (12) that we may not generate the returns anticipated on our investments to construct and deploy municipal wireless broadband networks; (13) that our third-party network providers may be unwilling or unable to provide Internet, wireline and wireless telecommunications access; (14) that our third-party providers for technical and customer support and billing services may be unable to provide these services on an economical basis or at all; (15) that service interruptions or impediments could harm our business; (16) that business failures in the telecommunications industry may inhibit our ability to manage our costs; (17) that government regulations could force us to change our business practices;  (18) that we may be unable to protect our proprietary technologies or successfully defend infringement claims and that we may be required to enter licensing arrangements on unfavorable terms; (19) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (20) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (21) that we may not be able to continually develop effective business systems, processes and personnel to support our business; (22) that we may be unable to hire and retain qualified personnel, including our key executive officers; (23) that our stock price has been volatile and may continue to be volatile; (24) that provisions in our certificate of incorporation, bylaws and shareholder rights plan could limit our share price and delay a change of management; and (25) that some other unforeseen difficulties may occur. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company’s business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in EarthLink’s filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

Statement of Operations Data

	Three Months Ended March 31,
	2005	2006
	(dollars in thousands, except per share data )
Revenues:
Narrowband access	$200,746	$164,560
Broadband access	108,972	115,529
Advertising and other value-added services	14,185	20,328
Web hosting	10,837	9,295
Total revenues	334,740	309,712

Operating costs and expenses:
Telecommunications service and equipment costs	96,022	90,072
Sales incentives	2,472	1,434
Total cost of revenues	98,494	91,506

Sales and marketing	104,934	104,686
Operations and customer support	61,474	60,668
General and administrative	28,807	31,210
Acquisition-related amortization	3,604	1,913
Facility exit and restructuring costs (1)	627	—
Total operating costs and expenses	297,940	289,983

Income from operations	36,800	19,729
Loss on investments in other companies	(915)	—
Net losses of equity affiliate	(257)	(7,591)
Interest income and other, net	2,875	4,216
Income before income taxes	38,503	16,354
Provision for income taxes (2)	5,156	—
Net income	$33,347	$16,354

Basic net income per share	$0.23	$0.12

Diluted net income per share	$0.22	$0.12

Basic weighted average common shares outstanding	146,594	131,514

Diluted weighted average common shares outstanding	149,425	133,489

Other Financial Data

Earnings Before Interest; Income Taxes; Depreciation and Amortization; Net Losses of Equity Affiliate; Loss on Investments in Other Companies; and Facility Exit and Restructuring Costs (Adjusted EBITDA, a non-GAAP measure) (3):

Reconciliation of net income to Adjusted EBITDA (3):
Net income	$33,347	$16,354
Provision for income taxes (2)	5,156	—
Depreciation and amortization	13,335	9,654
Loss on investments in other companies	915	—
Net losses of equity affiliate	257	7,591
Interest income and other, net	(2,875)	(4,216)
Facility exit and restructuring costs (1)	627	—
Adjusted EBITDA (3)	$50,762	$29,383

Depreciation and amortization:
Depreciation - cost of revenues	$5,175	$4,212
Depreciation - other	4,556	3,529
Acquisition-related amortization	3,604	1,913
Depreciation and amortization	$13,335	$9,654
Free Cash Flow (a non-GAAP measure) (3):

Reconciliation of income from operations to free cash flow (3):
Income from operations	$36,800	$19,729
Facility exit and restructuring costs (1)	627	—
Depreciation and amortization	13,335	9,654
Purchases of property and equipment	(11,831)	(7,520)
Purchase of subscriber bases	(4,325)	(410)
Free cash flow (3)	$34,606	$21,453

Other Data

	March 31,	December 31,	March 31,
	2005	2005	2006
Key Operating Data:
Narrowband subscribers	3,776,000	3,580,000	3,526,000
Broadband subscribers	1,458,000	1,608,000	1,693,000
Web hosting accounts	140,000	127,000	123,000
Total subscriber count at end of period	5,374,000	5,315,000	5,342,000

Number of employees at end of period (4)	2,003	1,732	1,744

	March 31,	December 31,	March 31,
	2005	2005	2006
		(in thousands)
Balance Sheet Data:
Cash and marketable securities	$442,555	$422,119	$352,761
Stockholders’ equity	519,478	521,864	545,018

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (3)

	Three Months	Year
	Ending	Ending
	June 30,	December 31,
	2006	2006
	(in millions)
Reconciliation of Net Income to Adjusted EBITDA (3):
Net income	$0 - $5	$(40) - $0
Depreciation	10	43
Acquisition-related amortization	5	22
Interest income and other, net	(5)	(15)
Net losses of equity affiliate	20	90 - 110
Adjusted EBITDA (3)	$30 - $35	$120 - $140

Footnotes

(1)

During the quarter ended March 31, 2005, EarthLink increased its estimates for real estate commitments associated with its 2004 contact center plan by $0.6 million based on events occurring during the quarter. EarthLink executed the contact center plan in 2004 to restructure and streamline its contact center operations.

(2)

The provision for income taxes during the three months ended March 31, 2005 consisted of $1.4 million state income and federal and state alternative minimum tax (“AMT”) amounts due, and the AMT was payable primarily due to the net operating loss carryforward limitations associated with the AMT calculation. The provision for income taxes also included a non-cash, deferred tax provision of $3.8 million associated with the utilization of net operating loss carryforwards which were acquired in connection with the acquisitions of OneMain.com, Inc., PeoplePC Inc. and Cidco Incorporated.

EarthLink reported net income for the three months ended March 31, 2006, but does not expect to report net income for year ending December 31, 2006. Therefore, EarthLink has not recorded a provision for income taxes during the three months ended March 31, 2006.

EarthLink continues to maintain a valuation allowance against its unrealized deferred tax assets, and EarthLink may recognize deferred tax assets in future periods when they are estimated to be realizable.  To the extent EarthLink reports income in future periods, EarthLink intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.

(3)

Earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, loss on investments in other companies, and facility exit and restructuring costs (Adjusted EBITDA) and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs. Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit and restructuring costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

(4)	Represents full-time equivalents.